Exhibit 2.1

UNITED STATES DISTRICT COURT

DISTRICT OF NEW JERSEY

In re: AREMISSOFT CORPORATION, Debtor.	) ) ) ) ) ) )	Civ. Action No. 02-CV-01336 (JAP) Chapter 11 Bankruptcy Case No. 02-32621 (RG)

FIRST AMENDED PLAN OF REORGANIZATION OF
AREMISSOFT CORPORATION JOINTLY PROPOSED BY THE
DEBTOR AND SOFTBRANDS, INC.

DAVIS POLK & WARDWELL Stephen H. Case Kurt M. Hoffman 450 Lexington Avenue New York, New York 10017 (212) 450-4000	DORSEY & WHITNEY LLP John C. Thomas Chris Lenhart 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600

-and-	Counsel to SOFTBRANDS, Inc. Co-Plan Proponent

WOLLMUTH MAHER & DEUTSCH, LLP Paul R. DeFilippo James N. Lawlor One Gateway Center Newark, New Jersey 07102 (973) 733-9200	FULBRIGHT & JAWORSKI L.L.P. Hal M. Hirsch David L. Barrack 666 Fifth Avenue New York, New York 10103 (212) 318-3000
Counsel to AREMISSOFT CORPORATION, Debtor and Debtor-in-Possession	Counsel to the Official Equity Committee of AREMISSOFT CORPORATION

Dated: May 24, 2002

TABLE OF CONTENTS

ARTICLE 1
DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW

Section 1.01. Rules Of Interpretation, Computation Of Time And Governing Law
Section 1.02. Defined Terms

ARTICLE 2
ADMINISTRATIVE AND PRIORITY TAX CLAIMS

Section 2.01. Administrative Claims
Section 2.02. Priority Tax Claims

ARTICLE 3
CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

Section 3.01. Summary
Section 3.02. Classification And Treatment Of Claims Against The Debtor
Section 3.03. Special Provision Governing Unimpaired Claims

ARTICLE 4
ACCEPTANCE OR REJECTION OF THIS PLAN

Section 4.01. Classes Entitled To Vote
Section 4.02. Acceptance By Impaired Classes
Section 4.03. Non-Consensual Confirmation

ARTICLE 5
MEANS FOR IMPLEMENTATION OF THIS PLAN

Section 5.01. 9019 Settlement
Section 5.02. Distribution Of SoftBrands Common Stock
Section 5.03. Payment Of Claims
Section 5.04. Establishment Of The Trust
Section 5.05. Abandonment Of Excluded Assets
Section 5.06. The Post-Confirmation Debtor
Section 5.07. Funding Expenses For The Trust and the Post-Confirmation Debtor
Section 5.08. Cancellation Of Common Stock, Options And Warrants
Section 5.09. Corporate Action Of The Debtor
Section 5.10. Corporate Governance, Directors And Officers, And Corporate Action Of SoftBrands
Section 5.11. Appointment Of Trustee and Legal Representative

ARTICLE 6
TRUST; THE TRUSTEE; LEGAL REPRESENTATIVE

Section 6.01. Generally
Section 6.02. Transfer Of Transferred Assets
Section 6.03. Valuation Of Assets
Section 6.04. Distribution; Withholding
Section 6.05. Trust Implementation
Section 6.06. Termination Of Trust
Section 6.07. Termination Of Trustee
Section 6.08. Exculpation; Indemnification
Section 6.09. Legal Representative

ARTICLE 7
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 7.01. Rejection Of Executory Contracts And Unexpired Leases
Section 7.02. Claims Based On Rejection Of Executory Contracts Or Unexpired Leases
Section 7.03. Indemnification Of Directors, Officers And Employees
Section 7.04. Compensation And Benefit Programs

ARTICLE 8
PROVISIONS GOVERNING DISTRIBUTIONS

Section 8.01. Distributions For Claims Or Interests Allowed As Of The Effective Date.
Section 8.02. Delivery And Distributions And Undeliverable Or Unclaimed Distributions.
Section 8.03. Distribution Record Date
Section 8.04. Timing And Calculation Of Amounts To Be Distributed
Section 8.05. Setoffs
Section 8.06. Surrender of AremisSoft Common Stock
Section 8.07. Fractional Interests

ARTICLE 9
PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

Section 9.01. Prosecution Of Objections To Claims And Interests
Section 9.02. Estimation Of Claims
Section 9.03. Payments And Distributions On Disputed Claims Or Disputed Interests
Section 9.04. Reserves
Section 9.05. Distributions After Allowance

ii

ARTICLE 10
CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS PLAN

Section 10.01. Conditions Precedent To Effectiveness
Section 10.02. Waiver Of Conditions
Section 10.03. Effect Of Vacation Of Confirmation Order

ARTICLE 11
EFFECT OF PLAN CONFIRMATION

Section 11.01. Binding Effect
Section 11.02. Classification and Enforceability of Claims and Interests
Section 11.03. Limited Releases By The Debtor
Section 11.04. Preservation Of Rights Of Action
Section 11.05. Exculpation
Section 11.06. Injunction

ARTICLE 12
RETENTION OF JURISDICTION

ARTICLE 13
MISCELLANEOUS PROVISIONS

Section 13.01. Bar Date For Administrative Claims
Section 13.02. Payment Of Statutory Fees
Section 13.03. Amendment Or Modification Of Plan
Section 13.04. Delivery Of Certain Financial Information
Section 13.05. Indemnification and Hold Harmless Against Allowed Priority Tax Claims
Section 13.06. Survival of the Equity Committee
Section 13.07. Final Decree
Section 13.08. Revocation Of Plan
Section 13.09. Successors And Assigns
Section 13.10. Reservation Of Rights
Section 13.11. Section 1146 Exemption
Section 13.12. Actions By The Class Representative
Section 13.13. Compliance With Tax Requirements
Section 13.14. Further Assurances.
Section 13.15. Service Of Documents.
Section 13.16. Filing Of Additional Documents

Exhibit A	Trust Agreement
Exhibit B	SoftBrands Certificate of Incorporation
Exhibit C	SoftBrands Bylaws
Exhibit D	Certification by Holders of Claims or Interests

iii

Pursuant to Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., AREMISSOFT CORPORATION, a Delaware corporation (the “Debtor”), Debtor and Debtor-in-Possession in the above-captioned and numbered case, and SOFTBRANDS, INC., a Delaware corporation (“SoftBrands”) hereby respectfully propose the following Plan of Reorganization under Chapter 11 of the Bankruptcy Code:

ARTICLE 1
DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND
GOVERNING LAW

Section 1.01.  Rules Of Interpretation, Computation Of Time And Governing Law. For purposes of this Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be in such form in all material respects or in all material respects on such terms and conditions; (c) any reference in this Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in this Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to this Plan; (e) the words “herein” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (g) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply to this Plan; and (h) any term used in capitalized form in this Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

(b) In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

(c) Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Bankruptcy Court resides, without giving effect to the principles of conflict of laws thereof; provided, however, that the laws of the state of incorporation of the Debtor shall govern corporate governance matters with respect to the Debtor without giving effect to the principles of conflicts of laws thereof.

Section 1.02.  Defined Terms.  Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in this Plan:

“Administrative Claim” means a Claim for costs and expenses of administration under Section 503(b), 507(a)(1) or 1114(e)(2) of the Bankruptcy Code, including:

(a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries or commissions for services and payments for goods and other services and leased premises);

(b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under Section 330(a), 331 or 503(b) of the Bankruptcy Code; and

(c) all fees and charges assessed against the Estate under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930.

“Administrative Claim Bar Date” means the date or dates established by the Bankruptcy Court for the filing of Administrative Claims, except for Claims for Professional Fees.

“Administrative Claim Reserve” means the reserve of Cash in an amount determined by the Bankruptcy Court necessary to pay the estimated unpaid Administrative Claims, Priority Tax Claims and Other Priority Claims.

“Allowed” means, when used in reference to a Claim or Interest within a particular class, an Allowed Claim or Allowed Interest of the type described in such Class.

“Allowed . . . Claim” means any Claim (other than Subordinated Claims, none of which are Allowed Claims) or any portion thereof:

(a) that has been allowed by a Final Order, including Priority Tax Claims relating to taxes of the Debtor incurred on or prior to the Effective Date whether asserted before or after the Effective Date;

(b) that either (x) has been scheduled by the Debtor in its schedule of liabilities as a liquidated, non-contingent, undisputed Claim in an amount greater than zero on the Debtor’s Schedules, as the same may from time to time be amended in accordance with the Bankruptcy Code, Bankruptcy Rules, or orders of the Bankruptcy Court or (y) is the subject of a timely filed proof of claim as to which either (i) no objection to its allowance has been filed (either by way of objection or amendment to the Schedules) within the periods of limitation fixed by the Bankruptcy Code or by any order of the Bankruptcy Court, or this Plan or

(ii) any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order; or

(c) that is expressly allowed in a liquidated amount in this Plan;

provided, however, that with respect to an Administrative Claim, “Allowed Claim” means an Administrative Claim as to which a timely written request for payment has been made in accordance with Section 13.01 of this Plan or in accordance with other bar dates or such requests set by the Bankruptcy Court (if such written request is required) in each case as to which the Debtor, a Disbursing Agent, SoftBrands, or any other party-in-interest (x) has not interposed a timely objection or (y) has interposed a timely objection and such objection has been settled, waived through payment, or withdrawn, or has been denied by a Final Order.

“Allowed . . . Interest” means any Interest (other than Subordinated Interests, which are not Allowed Interests) that (a) is registered as of the Distribution Record Date in a stock register maintained by or on behalf of the Debtor and (b) is not a Disputed Interest.

“AremisSoft” means AremisSoft Corporation, a Delaware corporation.

“AremisSoft Common Stock” means the authorized common stock of AremisSoft.

“AremisSoft Options” and “AremisSoft Warrants” means any contract right to purchase or acquire AremisSoft Common Stock at any time.

“Ballots” mean the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims or Interests may indicate their acceptance or rejection of this Plan in accordance with this Plan and the Voting Instructions.

“Bankruptcy Causes of Action” means all claims, claims for relief, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, third-party claims, counterclaims, and crossclaims (including, but not limited to, all claims and any avoidance, recovery, subordination or other actions against insiders and/or any other Entities under the Bankruptcy Code, including Sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or otherwise) of the Debtor, and/or the Debtor in Possession, with respect to which AremisSoft has rights, whether or not they shall have been asserted on or before the Effective Date and whether or not they are pending on the Effective Date or instituted by the Trustee, on behalf of the Trust, after the Effective Date against any Entity, based in law, admiralty or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the Effective Date.

“Bankruptcy Code” means Sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code, as amended from time to time, to the extent such amendments are by their terms applicable to the Chapter 11 Case.

“Bankruptcy Court” means the United States District Court having jurisdiction over the Chapter 11 Case and, to the extent of any reference made pursuant to Section 157 of title 28 of the United States Code and/or the General Order of such District Court pursuant to Section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time, to the extent such amendments are by their terms applicable to the Chapter 11 Case, as applicable to the Chapter 11 Case, promulgated under 28 U.S.C. § 2075 and the General, Local and Chambers Rules of the Bankruptcy Court.

“Bar Date” means, with respect to any Claim or Interest, the date with respect to that Claim or Interest fixed by the Bankruptcy Court as the last day for timely filing a proof of Claim or Interest.

“Beneficial Interests” means uncertificated, non-transferable units of beneficial interest in the Trust.

“Beneficially” has the same meaning with respect to any asset or liability as used in the term “beneficial ownership” as defined by the Securities and Exchange Commission with respect to certain securities under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, whether or not disclaimed or disclaimable under Rule 13d-4.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday (as defined in Bankruptcy Rule 9006(a)).

“Cash” means legal tender of the United States and equivalents thereof.

“Cause of Action” means all claims, claims for relief, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, third-party claims, counterclaims, Bankruptcy Causes of Action and crossclaims of the Debtor and/or the Debtor in Possession with respect to which AremisSoft has rights, whether or not they shall have been asserted on or before the Effective Date and whether or not they are pending on the Effective Date or instituted by the Trustee, on behalf of the Trust, after the Effective Date against any Entity, based in law, admiralty or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the Effective Date.

“Chapter 11 Case” means the case under Chapter 11 of the Bankruptcy Code, commenced by the Debtor in the Bankruptcy Court.

“Claim” means a claim (as defined in Section 101(5) of the Bankruptcy Code) against the Debtor, including, but not limited to: (a) any right to payment from the Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Claim Holder” or “Claimant” means the Holder of a Claim.

“Class” means a category of Holders of Claims or Interests as set forth in Article 3.

“Class-Action Claims” means the Claims of the Class Representative, held by it pursuant to orders of the Class-Action Court for the benefit of the plaintiffs (except the Securities Claims of those plaintiffs who hold them, directly or indirectly, of record or Beneficially who are Subordinated Entities) in the Class-Action Securities Suit against the Debtor.

“Class-Action Court” means the United States District Court for the District of New Jersey.

“Class-Action Securities Suit” means In re AremisSoft Corporation Securities Litigation (Civil Action No. 01-CV-2486) pending in the Class-Action Court.

“Class-Action Settlement” means the settlement of the Class-Action Securities Suit approved by the Class-Action Court.

“Class Member” means any Eligible Class Member that does not choose to opt-out of the Class-Action Settlement.

“Class Representative” means the representative of the class duly appointed by order of the Class-Action Court in the Class-Action Securities Suit.

“Confirmation” means the entry, within the meaning of Bankruptcy Rules 5003 and 9021, of the Confirmation Order, it being understood that implementation thereof will be subject to all conditions specified in Section 10.01 having been (i) satisfied or (ii) waived pursuant to Section 10.02.

“Confirmation Date” means the date upon which the Confirmation Order is entered within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Hearing” means the hearing at which the Bankruptcy Court considers confirmation of this Plan.

“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.

“Consummation” means the occurrence of the Effective Date.

“Creditor” means any Holder of a Claim.

“D&O Defense and Indemnity Costs” means amounts necessary to defend and/or indemnify D&O Released Persons (as to Stan J. Patey, solely in his capacity as a Director of AremisSoft) with respect to matters that AremisSoft would be obligated to defend and/or indemnify D&O Released Persons but for the rejection of such indemnity obligation contained in the first sentence of Section 7.03 of this Plan, after the Effective Date.

“D&O Insurance Policies” means executive liability and indemnification policies purchased by AremisSoft to provide coverage for its directors and officers in the event of litigation involving a director or officer in his capacity as such.  Specifically, Federal Insurance Company, policy number 8159-75-83-A; AIG/National Union Fire Insurance Company of Pittsburgh, policy number 873-00-73; Liberty Mutual International Underwriters, policy number 074805-011; SMPI/Lloyds of London, certificate number DOE 2000691; and Kemper/Lumbermens Mutual, policy number 3DY-00-1043 01.

“D&O Released Persons” means SoftBrands, Dann V. Angeloff, George H. Ellis, Theodoros Fessas, H. Tate Holt, David G. Latzke, John Malamas, George Papadopoulos and Stan J. Patey (solely in his capacity as a Director of AremisSoft).

“Debtor” means AREMISSOFT CORPORATION, a Delaware corporation.

“Debtor in Possession” means AremisSoft, as debtor in possession in the Chapter 11 Case.

“Delaware General Corporation Law” means title 8 of the Delaware Code, as now in effect or hereafter amended.

“Derivative Suit” means the shareholders’ derivative suit filed by David Weir, a holder of AremisSoft Common Stock, against certain of AremisSoft’s directors and former directors in the United States District Court for New Jersey on August 10, 2001 (Civil Action No. 01-CV-3819).

“Disallowed Claim” means a Claim or any portion thereof that (a) has been disallowed by a Final Order, (b) has been listed on the Schedules as zero or as contingent, disputed or unliquidated and to which the Bar Date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or otherwise deemed timely filed under applicable law, (c) is not listed on the Schedules and as to which the Bar Date has been set but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or otherwise deemed timely filed under applicable law.

“Disbursing Party” means the Debtor, the Post-Confirmation Debtor, the Trustee or any Person(s) making distributions under this Plan, as the case may be.

“Disclosure Statement” means the Disclosure Statement for this Plan of Reorganization of AremisSoft, under Chapter 11 of the Bankruptcy Code, as amended, supplemented, or modified from time to time, describing this Plan, that is prepared and distributed in accordance with sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3017 and/or other applicable law.

“Disputed Claim” means a claim or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, and includes without limitation, a Claim that (a) has not been listed on the Schedules or has been listed on the Schedules as zero, or is listed on the Schedules as unknown, contingent, unliquidated or disputed and is the subject of a proof of claim in the Bankruptcy Court, (b) is the subject of a proof of claim that differs in nature, amount or priority from the Schedules or (c) is the subject of an objection with the Bankruptcy Court which has not been withdrawn, settled or overruled by a Final Order.

“Disputed Claim Amount” means with respect to Disputed, contingent or unliquidated Claims (including Administrative Claims and Priority Tax Claims), the lesser of (a) the amount estimated by the Bankruptcy Court in accordance with Section 9.02 of this Plan or (b) the amount set forth in a timely Filed proof of claim.

“Disputed Claims Reserve” means the reserve of Cash necessary to effect payment of the Disputed Claim Amount.

“Disputed Interest” means an Interest, or any portion thereof, as to which the Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

“Disputed Interest Amount” means, with respect to a Disputed Interest, the number of shares set forth in a timely Filed proof of interest.

“Disputed Interest Reserve” means the reserve of SoftBrands Common Stock established and maintained by the Trustee on account of Disputed Interests.

“Distribution Record Date” means the Business Day immediately prior to the Confirmation Date.

“Effective Date” means the date selected by the Debtor which is a Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions specified in Section 10.01 have been satisfied or waived pursuant to Section 10.02.

“Eligible Class Member” means any Person or Entity with a Securities Claim on account of any transaction during the time period beginning on April 22, 1999 and ending on July 27, 2001, excluding any Subordinated Entities.

“Entity” means an entity as defined in Section 101(15) of the Bankruptcy Code.

“Equity Committee” means the Official Committee of Equity Holders of AremisSoft appointed by the Office of the United States Trustee on May 2, 2002 pursuant to Section 1102 of the Bankruptcy Code.

“Estate” means the estate of the Debtor as created under Section 541 of the Bankruptcy Code on the Petition Date.

“Excluded Assets” means all assets either not transferred to the Trust or the proceeds of which are not transferred to the Trust other than SoftBrands Common Stock.  The Trust shall have no interest in the Excluded Assets.

“File” or “Filed” means file or filed with the Bankruptcy Court in the Chapter 11 Case.

“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

“Final Order” means, as to any court, administrative agency or other tribunal, an order or judgment of such tribunal as entered on its docket as to which the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument or rehearing is pending or, if an appeal, petition for certiorari, or other proceeding for a new trial, reargument or rehearing has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari or motion for a new trial, reargument or rehearing has been denied, and the time to take any further appeal or to seek further certiorari or move for a new trial, reargument or rehearing has expired, provided, however, that the possibility of a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order does not prevent such order from being a Final Order.

“General Unsecured Claim” means any Claim against the Debtor that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim or a Subordinated Claim.

“Holder” means a Person or Entity which holds a Claim or Interest and, with respect to AremisSoft Common Stock, means the owner Beneficially as of the Voting Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the Voting Instructions.

“Impaired Claim” means a Claim classified in an Impaired Class.

“Impaired Class” means each of Classes 3, 4, 5, 6 and 7 as set forth in Article 3.

“Interest” means all rights (including unpaid dividends) arising from any equity security (as defined in Section 101(16) of the Bankruptcy Code) of AremisSoft and the legal, equitable, contractual or other rights of any Person or Entity to acquire or receive any of the foregoing, including, but not limited to, all issued, unissued, authorized or outstanding shares of AremisSoft Common Stock, AremisSoft Options and AremisSoft Warrants.

“Legal Representative” means the Trustee approved by the Bankruptcy Court, in his capacity as the legal representative of the Post-Confirmation Debtor in accordance with Section 1123(b) the Bankruptcy Code with authority specifically including the right to prosecute Causes of Action on behalf of the Estate.

“Master Ballots” means the ballots distributed to Nominees or holders of record of the AremisSoft Common Stock accompanying the Disclosure Statement to record the votes, if any, of the beneficial holders of AremisSoft Common Stock in accordance with the Voting Instructions.

“Net Trust Recoveries” has the meaning set forth in the Trust Agreement.

“9019 Settlement” means the Stipulation and Settlement Agreement between the Class Members and AremisSoft dated as of March 21, 2002, incorporated into and effectuated by this Plan.  The 9019 Settlement includes (1) the compromise and settlement of the Class Members’ Securities Claims against AremisSoft; (2) the creation of the Trust as described in this Plan and (3) the release of the D&O Released Persons.

“Nominee” means any partnership, broker, dealer, commercial bank, trust company, clearing organization, savings and loan or other nominee holding a Claim or Interest of record for or on account of any Entity which owns the same Beneficially.

“Opting-Out Class Member” means any Eligible Class Member that chooses to opt-out of the Class-Action Settlement.

“Other Priority Claim” means a Claim accorded priority in right of payment under Section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

“Ownership Interests” means Beneficial Interests and SoftBrands Common Stock.

“Person” means a person as defined in Section 101(41) of the Bankruptcy Code.

“Petition Date” means March 15, 2002.

“Plan” means this Chapter 11 Plan of Reorganization, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with this Plan, the Bankruptcy Code and the Bankruptcy Rules.

“Plan of Allocation” means the Plan of allocation of Beneficial Interests and shares of SoftBrands Common Stock approved by an order of the Class-Action Court.

“Plan Proponents” means AremisSoft and SoftBrands.

“Post-Confirmation Debtor” means the Debtor on and after the Effective Date.

“Priority Tax Claim” means a Claim of a governmental unit of the kind specified in Section 507(a)(8) of the Bankruptcy Code.

“Proceed Assets” means those assets set forth on a schedule that will be available at the Confirmation Hearing which are designated by the Class Representative and the proceeds of which are hereby assigned and channeled, net of any applicable tax liability accruing to the Legal Representative and/or the Post-Confirmation Debtor as a result of the collection of such proceeds, to the Trust for the benefit of the Class Members.

 “Professional” means a Person or Entity:

(a) (i) employed pursuant to a Final Order in accordance with sections 327, 1103 and 1107(b) of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to Sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, and (ii) counsel for the putative equity committee, which shall be compensated pursuant to Sections 330 and 331 of the

Bankruptcy Code as if retained under Sections 327 and/or 1103 of the Bankruptcy Code, or

(b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b)(4) of the Bankruptcy Code.

“Professional Fees” means the Administrative Claims for compensation and reimbursement of expenses submitted in accordance with Sections 330, 331 and 503(b) of the Bankruptcy Code of Professionals not otherwise satisfied in accordance with other provisions of this Plan.

“Schedules” means the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs filed pursuant to Section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

“SEC” or “Commission” means the United States Securities and Exchange Commission.

“SEC Settlement” means the contemplated settlement between the SEC and AremisSoft, which must be approved by the SEC and which, upon such approval, will be embodied in (1) a Consent and Undertakings by AremisSoft and a Final Judgment of Permanent Injunction and Other Relief as to Defendant AremisSoft Corporation, resolving the pending SEC enforcement action against AremisSoft, styled Securities and Exchange Commission v. AremisSoft Corporation, et al., Civil Action No. 01 Civ 8903 (CSH) (SDNY), and (2) an Offer of Settlement by AremisSoft and an SEC Order Instituting Proceedings, Making Findings and Revoking Registration Pursuant to Section 12(j) of the Securities Exchange Act of 1934, to the issuance of which AremisSoft will consent in its Offer of Settlement.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereafter amended.

“Securities Claim” means any and all Claims for fraud, misrepresentation, rescission, reimbursement, contribution, indemnification or damages arising from, under or in connection, directly or indirectly, with (i) all agreements entered into by AremisSoft or any one or more affiliates of AremisSoft in connection with the issuance of the AremisSoft Common Stock, AremisSoft Options or AremisSoft Warrants or (ii) any purchase or sale of AremisSoft Common Stock, AremisSoft Options or AremisSoft Warrants, including, without limitation, any and all Claims asserted or that could have been asserted in the Class-Action Securities Suit (except that “Securities Claim” does not include those held, directly or indirectly, of record or Beneficially, by Subordinated Entities).

“SoftBrands Bylaws” means the By-Laws of SoftBrands as described in Section 5.10(a), in form and substance similar to Exhibit C.

“SoftBrands Certificate of Incorporation” means the Certificate of Incorporation of SoftBrands, as described in Section 5.10(a), in form and substance similar to Exhibit B.

“SoftBrands Common Stock” means the authorized shares of common stock of SoftBrands authorized pursuant to the SoftBrands Certificate of Incorporation.

“SoftBrands Obligation” means the amount equal to ten percent (10%) of Net Trust Recoveries which is payable by the Trust to SoftBrands in accordance with the terms of the Trust.

“Solicitation Procedures Order” means the order entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject this Plan.

“Subordinated Claim” excludes the Class-Action Claims and otherwise means:

(a) any Claim of any Person or Entity that is liable with the respective Debtor on or has secured the Claim of another creditor to the extent that such co-obligor’s Claim is for indemnity, contribution, or reimbursement and is not Allowed on or before the Confirmation Date,

(b) any Claim for penalties or punitive damages and any other Claim of the type described in Section 726(a)(4) of the Bankruptcy Code (and notwithstanding the general inapplicability of Chapter 7 of the Bankruptcy Code), including any lien securing such Claim,

(c) any Claim (other than the Class-Action Claims) subordinated under Section 510 of the Bankruptcy Code and any lien securing such Claim, including but not limited to the Securities Claims; and

(d) all Claims asserted or held at any time, directly or indirectly, of record or Beneficially, by Subordinated Entities.

“Subordinated Entities” means

Agroservices (a/k/a Agro Service)

Antonov, Roumen

Aremis Holdings, Ltd.

AremisSoft Technology Ventures, Ltd.

Baines, Trevor

Barington Asset Management Limited

Bartel Eng & Schroeder and any of its current or former partners or affiliated entities

Bartel, Scott

Bloom, Paul

Capital Growth Overseas Partners Inc.

Carcia-Payr, Maria Aurora

Con-Imp

David, Thomas

Denon International Ltd.

Dhawan, R.K.

Drax Trading Ltd.

Eapen, Alex

Edifica, SA

Emerging Markets Capital Ltd.

George A.T.

Global Capital Management Ltd.

Global Consolidator Ltd.

Gravitas

Inlay Group, Inc.

Insyst Electronics Ltd.

Jupiter Venture Capital Ltd.

Koinov, Assen (a/k/a Asen Koinov)

Kyprianou, Lycourgos

LK Global (Holdings) NV

LK Globalsoft.com

Lomond Finance, Inc.

M.C. Mathews

MDM Associates (and its successor, A.J. Gallagher)

Meyer, Roger

Momentum Equities Inc.

Morgan Capital Partners Ltd.

Olympus Capital Investment, Inc.

Onyx Capital, Inc.

Oracle Capital Inc.

Orimix Exports (a/k/a Orimex Export Import)

Palantine Asset Management Ltd.

Payr, Alexander

Philip, Benny

PKF (f/k/a Pannell Kerr Forster) and any of its current or former partners or affiliated entities (excluding Stan J. Patey solely in his capacity as a Director of AremisSoft)

Poche and Co. GmbH

Poehn, Michael

Potaschov, Sergei (a/k/a Sergei Potaschev)

Poyiadjis, Roys

Quantum Group Management, Ltd.

Sedlmayer, Kurt (a/k/a Kurt Sedlmeyer)

Sincock Holdings Corporation

Spahn & Partners Finanz Consult Gmbh

Span, Erich (a/k/a Erich Spahn)

Still & Life Gmbh

Swovoda, Michael

Tavel, Bernard

The Atlas Trust

The Trident Trust

Tymvios, Michael

Voice, Noel

Westminster International Securities Ltd.

Zehethofer, Johannes

Zen Trade and

any Persons or Entities directly or indirectly controlling, controlled or under common control of any one or more of the foregoing, and each and every transferee, nominee or assignee of any one or more of the foregoing, whether holding such interest of record or Beneficially.

“Subordinated Interest” means:

(a)  any Interest subordinated under general principles of equitable subordination, Section 510 of the Bankruptcy Code or otherwise; and

(b)  all Interests held, directly or indirectly, of record or Beneficially by Subordinated Entities.

“Transferred Assets” means the Causes of Action and any proceeds of the Proceed Assets (net of any applicable tax liability accruing to the Legal Representative and/or the Post-Confirmation Debtor as a result of the collection of such proceeds).

“Trust” means the trust established by the Trust Agreement.

“Trust Agreement” means the trust agreement, substantially in the form attached hereto as Exhibit A, that documents the Trust, describes the powers, duties and responsibilities of the Trustee and the liquidation and distribution of proceeds of the Trust Assets, as defined in the Trust Agreement.

“Trustee” means the trustee under the Trust as set forth in the Trust Agreement including the trustee serving in his capacity as Legal Representative.

“Unimpaired Claim” means an unimpaired Claim within the meaning of Section 1124 of the Bankruptcy Code.

“Unimpaired Class” means an unimpaired Class within the meaning of Section 1124 of the Bankruptcy Code.

“Unsecured Claims Reserve” means the reserve of Cash necessary to pay the estimated and unpaid General Unsecured Claims on the Effective Date, as determined by SoftBrands.

“Voting Deadline” means the date stated in the Voting Instructions by which all Ballots must be received.

“Voting Instructions” means the instructions for voting on this Plan contained in the Section of the Disclosure Statement entitled “Voting and Confirmation Procedures” and in the Ballots and the Master Ballots.

“Voting Record Date” means the date established by the Bankruptcy Court by which Holders of Allowed Claims and Holders of Allowed Interests are determined for purposes of such Holders’ right to submit Ballots.

ARTICLE 2
ADMINISTRATIVE AND PRIORITY TAX CLAIMS

Section 2.01.  Administrative Claims.  Subject to the provisions of Sections 330(a), 331 and 503(b)(4) of the Bankruptcy Code, each Holder of an Allowed Administrative Claim shall be paid the full unpaid amount of such Allowed Administrative Claim in Cash on the Effective Date or as soon as practicable thereafter, or on such other terms as may be agreed upon by such Holder and the Debtor or the Post-Confirmation Debtor or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtor pursuant to this Plan shall be assumed on the Effective Date and paid or performed by the Post-Confirmation Debtor solely from Cash available in the Administrative Claim Reserve funded in accordance with Section 5.03 of this Plan when due in accordance with the terms and conditions of the particular agreements governing such obligations or an order of the Bankruptcy Court.  All requests for payment of Administrative Claims (other than Professional Fees) must be filed by the Administrative Claim Bar Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtor or the Post-Confirmation Debtor; provided, however that no costs incurred subsequent to the Confirmation Date associated with providing notice to Class Members or to administer the Trust shall constitute Administrative Claims.  All final applications for Professional Fees for services rendered in connection with the Chapter 11 Case prior to the Confirmation Date shall be filed no later than thirty (30) days after the Effective Date.

Section 2.02.  Priority Tax Claims.  In accordance with Section 1124 of the Bankruptcy Code, this Plan shall leave unaltered the legal, equitable, and contractual rights of each Holder of any Priority Tax Claim.  On the later of (i) the Effective Date, with respect to any Priority Tax Claim which is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority

Tax Claim becomes an Allowed Priority Tax Claim, with respect to any Priority Tax Claim which is not an Allowed Priority Tax Claim as of the Effective Date (A) the Holder of such Allowed Priority Tax Claim, at the election of the Debtor or the Post-Confirmation Debtor, shall receive in full satisfaction, settlement and release of, and in exchange for, such Allowed Priority Tax Claim (1) Cash equal to the amount of such Allowed Priority Tax Claim; or (2) such other treatment as to which the Debtor or the Post-Confirmation Debtor and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing; or (B) such Claim shall be otherwise treated in any other manner so that it will not be Impaired pursuant to Section 1124 of the Bankruptcy Code.  Any payment after the Effective Date on account of an Allowed Priority Tax Claim shall be paid from Cash in the Administrative Claims Reserve funded by SoftBrands in accordance with Section 5.03 of this Plan.  Any Allowed Priority Tax Claim not due and owing on the Effective Date shall be paid out of the Administrative Claims Reserve when such Claim becomes due and owing.

ARTICLE 3
CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

Section 3.01.  Summary. The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, confirmation and distribution pursuant to this Plan and pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtor pursuant to this Plan is as follows:

	Class	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	not entitled to vote

Class 2	General Unsecured Claims	Unimpaired	not entitled to vote

Class 3	Eligible Class Member Claims	Impaired	entitled to vote

Class 4	Subordinated Claims	Impaired	not entitled to vote

Class 5	Interests (other than Subordinated Interests, AremisSoft Options and AremisSoft Warrants)	Impaired	entitled to vote

Class 6	Subordinated Interests	Impaired	not entitled to vote

Class 7	AremisSoft Options and AremisSoft Warrants	Impaired	not entitled to vote

Section 3.02.  Classification And Treatment Of Claims Against The Debtor.

(a)                                  Class 1 – Other Priority Claims

(i)                                     Classification: Class 1 consists of all Other Priority Claims against the Debtor (except those held, directly or indirectly, of record or Beneficially, by Subordinated Entities).

(ii)                                  Treatment: The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by this Plan. Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Class 1 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

(A)                              to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Debtor on the Effective Date or as promptly thereafter as is practicable;

(B)                                to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Post-Confirmation Debtor solely from Cash available in the Administrative Claim Reserve funded in accordance with Section 5.03 of this Plan when and as such Claim becomes due and owing in the ordinary course of business; or

(C)                                such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code.

Any default with respect to any Class 1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

(iii)                               Voting: Class 1 is not impaired and the Holders of Class l Claims are conclusively deemed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class l are not entitled to vote to accept or reject this Plan.

(b)                                 Class 2 – General Unsecured Claims

(i)                                     Classification: Class 2 consists of the Claims of Holders of General Unsecured Claims against the Debtor (except those held, directly or indirectly, of record or Beneficially, by Subordinated Entities).

(ii)                                  Treatment: The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by this Plan. Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Class 2 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

(A)                              to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Debtor on the Effective Date or as promptly thereafter as is practicable;

(B)                                to the extent not due and owing on the Effective Date, such Claim will be paid in full by the Post-Confirmation Debtor solely from Cash available in the Unsecured Claims Reserve funded in accordance with Section 5.03 of this Plan when and as such Claim becomes due and owing in the ordinary course of business; or

(C)                                such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code.

Any default with respect to any Class 2 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

(iii)                               Voting: Class 2 is not impaired and the Holders of Class 2 Claims are conclusively deemed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan.

(c)                                  Class 3 – Eligible Class Member Claims

(i)                                     Classification: Class 3 consists of Eligible Class Member Claims.

(ii)                                  Treatment:  The Claims in Class 3 arise from Securities Claims and, pursuant to Section 510(b) of the Bankruptcy Code, such Claims have the same priority as AremisSoft Common Stock.  Eligible Class Members shall receive sixty and one-half percent (60.5%) of SoftBrands Common Stock outstanding as of the Effective Date (such amount shall represent not less than 50% of fully-diluted SoftBrands Common Stock on the Effective Date), before deducting court awarded attorney’s fees and expenses in the Class Action Securities Suit.  In addition, the Class Members shall receive one hundred percent (100%) of the Beneficial Interests in the Trust before deducting court awarded attorney’s fees and expenses in the Class Action Securities Suit.  The allocation and distribution of these Ownership Interests shall be determined by the Class-Action Court.  Counsel in the Class Action Securities Suit intend to apply for fees of one third (33-1/3%) of the SoftBrands Common Stock distributed to the Class plus twenty to thirty percent of other amounts recovered in the Class Action Securities Suit and from prosecution of other Causes of Action.  Holders of the Beneficial Interests in the Trust shall be entitled to their respective pro rata shares of ninety percent (90%) of Net Trust Recoveries.  SoftBrands shall be entitled to receive the payment of the SoftBrands Obligation.  By opting out of the settlement of the Class-Action Securities Suit, Opting-Out Class Members shall be deemed to have agreed to accept less favorable treatment than Class Members and shall not receive any Beneficial Interests in the Trust under this Plan.

(iii)                               Voting: Class 3 is impaired and, subject to the entry by the Class-Action Court of one or more orders empowering them to do so, the Class Representative is entitled to vote to accept or reject this Plan on behalf of Class Members, as their agent.  Opting-Out Class Members shall be deemed to reject this Plan and are not entitled to vote to accept or reject this Plan.

(d)                                 Class 4 – Subordinated Claims

(i)                                     Classification: Class 4 consists of all Subordinated Claims against the Debtor.  Pursuant to Sections 510(b) and (c) of the Bankruptcy Code and the general principles of equitable subordination, Class 4 Subordinated Claims are subordinated to a level below that of Class 5 Interests.

(ii)                                  Treatment: The Holders of Subordinated Claims shall neither receive any distributions nor retain any property under this Plan.

(iii)                               Voting: Class 4 is impaired, but because no distributions will be made to Holders of Class 4 Subordinated Claims nor will such Holders retain any property, such Holders are deemed to reject this Plan pursuant to Section 1126(g) of the Bankruptcy Code.  Class 4 is not entitled to vote to accept or reject this Plan.

(e)                                  Class 5 – Interests (other than Subordinated Interests, AremisSoft Options and AremisSoft Warrants)

(i)                                     Classification: Class 5 consists of any and all Interests other than Subordinated Interests, AremisSoft Options and AremisSoft Warrants.

(ii)                                  Treatment: On the Effective Date, each Holder of an Allowed Class 5 Interest on the Distribution Record Date shall receive 0.44737 shares of SoftBrands Common Stock for each share of AremisSoft Common Stock held by such Holder on the Distribution Record Date (such distribution constituting (assuming issuance of all shares of SoftBrands Common Stock to which all such Holders are entitled) thirty-nine and one-half percent (39.5%) of the shares of SoftBrands Common Stock (outstanding as of such date) (such amount shall represent not less than 32.6% of fully-diluted SoftBrands Common Stock on the Effective Date)).  In the event that it is determined that one or more beneficial owners of AremisSoft Common Stock are Subordinated Entities, the shares of SoftBrands Common Stock that would have otherwise been distributed to such Subordinated Entities shall be retained until four (4) months subsequent to the Effective Date, on which date all retained shares of SoftBrands Common Stock shall be distributed pro rata to Holders of Allowed Class 5 Interests which have been determined not to be Subordinated Entities.

(iii)                               Voting: Class 5 is impaired, and the Holders of Class 5 Interests are entitled to vote to accept or reject this Plan.

(f)                                    Class 6 – Subordinated Interests

(i)                                     Classification: Class 6 consists of Subordinated Interests. Pursuant to Sections 510(b) and (c) of the Bankruptcy Code and the general principles of equitable subordination, Class 6 Subordinated Interests are subordinated to a level below that of Class 5 Interests.

(ii)                                  Treatment: The Holders of Class 6 Subordinated Interests shall neither receive any distributions nor retain any property under this Plan.

(iii)                               Voting: Class 6 is impaired, but because no distributions will be made to Holders of Class 6 Subordinated Interests nor will such Holders retain any property, such Holders are deemed to reject this Plan pursuant to Section 1126(g) of the Bankruptcy Code.  Class 6 is not entitled to vote to accept or reject this Plan.

(g)                                 Class 7 – AremisSoft Options and AremisSoft Warrants

(i)                                     Classification.  Class 7 consists of AremisSoft Options and AremisSoft Warrants.

(ii)                                  Treatment. The Holders of Class 7 AremisSoft Options and/or AremisSoft Warrants shall neither receive any distributions nor retain any property under this Plan.

(iii)                               Voting. Class 7 is impaired, but because no distributions will be made to Holders of Class 7 AremisSoft Options and/or AremisSoft Warrants nor will such Holders retain any property, such Holders are deemed to reject this Plan pursuant to Section 1126(g) of the Bankruptcy Code.  Class 7 is not entitled to vote to accept or reject this Plan.

Section 3.03.  Special Provision Governing Unimpaired Claims.  Except as otherwise provided, including as provided in Article 11, nothing herein shall affect the Debtor’s, the Post-Confirmation Debtor’s or the Trust’s rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims.

ARTICLE 4
ACCEPTANCE OR REJECTION OF THIS PLAN

Section 4.01.  Classes Entitled To Vote.  (a) Classes 1 and 2 are Unimpaired under this Plan, and, therefore, are conclusively presumed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code.

(b) The Class Representative, subject to an order by the Class-Action Court, on account of the Allowed Claim of the Class Members, and each Holder of an Allowed Interest in Class 5 shall be entitled to vote to accept or reject this Plan.  Opting-Out Class Members shall be deemed to reject this Plan and are not entitled to vote to accept or reject this Plan.

(c) Holders of Subordinated Claims in Class 4, Holders of Subordinated Interests in Class 6 and Holders of AremisSoft Options and/or AremisSoft Warrants in Class 7 will not receive any distributions under this Plan nor will they retain any property under this Plan, therefore such Holders are conclusively presumed and deemed to have rejected this Plan pursuant to Section 1126(g) of the Bankruptcy Code.

Section 4.02.  Acceptance By Impaired Classes.  Classes 3 and 5 shall have accepted this Plan if the Allowed Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds of (a) with respect to Class 3, Eligible Class Member Claims that have accepted or rejected this Plan and (b) with respect to Class 5, Allowed Interests that have accepted or rejected this Plan, have voted to accept this Plan.

Section 4.03.  Non-Consensual Confirmation.  The Debtor shall seek Confirmation of this Plan under Section 1129(b) of the Bankruptcy Code, to the extent applicable for Classes 4, 6 and 7 which have been deemed to reject this Plan.  In the event that an Impaired Class of Claims or Interests shall fail to accept this Plan in accordance with Section 1129(a)(8) of the Bankruptcy Code, the Debtor reserves the right to request that the Bankruptcy Court confirm this Plan as to such rejecting Classes or Interests in accordance with Section 1129(b) of the Bankruptcy Code.

ARTICLE 5
Means For Implementation Of This Plan

Section 5.01.  9019 Settlement.  Entry of the Confirmation Order and entry of an order approving the Class-Action Settlement by the Class-Action Court shall constitute a settlement and compromise of the Estate’s, SoftBrands’ and the Class Members’ rights in accordance with Bankruptcy Rule 9019 and Section 1123(b)(3)(A) of the Bankruptcy Code and shall be a determination that the Class Members have given good and valuable consideration to the Estate for the 9019 Settlement and that such settlement was negotiated at arm’s-length, made in good faith without fraud or collusion and that the Class Members and Class Representative are bona fide purchasers for value of the Transferred Assets.

Section 5.02.  Distribution Of SoftBrands Common Stock.  On the Effective Date, the Debtor shall transfer 40,000,000 shares of SoftBrands Common Stock, representing 100% of the issued and outstanding SoftBrands Common Stock to SoftBrands.  SoftBrands shall cancel all of the shares thus received from the Debtor and issue 40,000,000 shares of SoftBrands Common Stock for distribution in accordance with the terms of this Plan.  On the Effective Date the Class Representative shall be vested with, and freely and without restriction may, exercise all the rights of ownership of SoftBrands Common Stock (including voting rights) to be distributed to Class Members until such time that the Class Members actually receive their shares of SoftBrands Common Stock.  On the Effective Date or as soon as practicable thereafter, SoftBrands shall transfer SoftBrands Common Stock (i) pursuant to the terms of the Plan of Allocation for the benefit of Class Members and (ii) for distribution to Holders of Allowed Interests in Class 5, in each case as set forth in Article 3.  In the event that it is determined that one or more beneficial owners of AremisSoft Common Stock are Subordinated Entities, the shares of SoftBrands Common Stock that would have otherwise been distributed to such Subordinated Entities on account of an alleged Claim in Class 5 shall be retained until four (4) months subsequent to the Effective Date, on which date all retained shares of SoftBrands Common Stock shall be distributed pro rata to Holders of Allowed Class 5 Interests which have been determined not to be Subordinated Entities.

Section 5.03.  Payment Of Claims.  On the Effective Date, if necessary, SoftBrands shall transfer to the Debtor the amount of Cash required to fund the Administrative Claims Reserve, the Disputed Claim Reserve and the Unsecured Claims Reserve.  Any Cash the Debtor may have on the Effective Date after funding the Administrative Claims Reserve, the Disputed Claim Reserve and the Unsecured Claims Reserve shall be paid to SoftBrands.  To the extent the Administrative Claims Reserve, the Disputed Claim Reserve and/or the Unsecured Claims Reserve are inadequate to satisfy Allowed Claims remaining against such reserves, whether before or after the Effective Date, SoftBrands shall make any additional payments required to satisfy such Allowed Claims.  Thus for example, in the event of any Allowed Priority Tax Claim, SoftBrands shall be responsible for the satisfaction of such Allowed Priority Tax Claim to the extent the Administrative Claims Reserve is inadequate to satisfy such Allowed Priority Tax Claim, whether such Priority Tax Claim becomes an Allowed Priority Tax Claim before or after the Effective Date but only if such Allowed Priority Tax Claim was incurred by the Debtor on or prior to the Effective Date.  SoftBrands shall indemnify and hold harmless the Trust, the Trustee, the Class Members and the Interest Holders against and from any liability, damages, obligations and losses (including reasonable attorneys’ fees) attributable to such Allowed Priority Tax Claim and shall not seek contribution from the Trust, the Trustee, any Class Member or any Interest Holder or seek to enforce any rights of subrogation which it may have against the Trust, the Trustee, any of the Class Members or any of the Interest Holders in respect of such Allowed Priority Tax Claim.  SoftBrands, at its cost and expense, shall have the sole right to control any proceedings resulting from any Priority Tax Claim; provided, however, that SoftBrands shall promptly notify the Trustee of any material developments relating to such proceedings and shall not, without the Trustee’s consent, which consent shall not be unreasonably withheld, settle any such proceedings if any Class Member or any Interest Holder could be personally liable for all or any portion of such Allowed Priority Tax Claim.

Section 5.04.  Establishment Of The Trust.  On the Effective Date, the Debtor shall transfer all of its right, title and interest in the Causes of Action and the proceeds of the Proceed Assets to the Trust in accordance with the Trust Agreement and such transfer shall be free and clear of liens, claims and encumbrances of every kind or nature, including but not limited to any claims, liens, encumbrances or interests of any taxing authority, whether state, federal, local or other, for any taxes due from the Debtor, the Post-Confirmation Debtor, SoftBrands or any Affiliated Entity thereof, except for the right of SoftBrands to receive payment from the Trust of the SoftBrands Obligation.  Subject to Section 11.04, in connection with the transfer of the Causes of Action, any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Trust shall vest in the Trust and its representatives.  The Post-Confirmation Debtor and the Legal Representative, on behalf of the Debtor, and the Trustee, on behalf of the Trust, are authorized and directed to take all necessary actions to effectuate the retention of such privileges.  Upon the rendering of a Final Order of a court of competent jurisdiction that the assignment of one or more Causes of Action to the Trust is invalid, void or of any infirmity, then by operation of law and pursuant to the Confirmation Order such transfer shall be deemed void ab inito and in its place, nunc pro tunc, the proceeds of such Causes of Action shall by operation of law be transferred to the Trust as Proceed Assets and the Legal Representative shall be the lawful representative of the Post-Confirmation Debtor for prosecution and liquidation of such Causes of Action, such Causes of Action shall be deemed always to have been held and retained by the Post-Confirmation Debtor as Proceed Assets, and the Legal Representative shall be substituted for the Trustee as party plaintiff.  The Debtor and the Post-Confirmation Debtor shall execute such documents and take such actions as are necessary to effect the transfer of the

Causes of Action and the proceeds of the Proceed Assets to the Trust in accordance with this Section 5.04.

Section 5.05.  Abandonment Of Excluded Assets.  On or before the Effective Date, the Excluded Assets shall be abandoned by the Estate pursuant to Section 554 of the Bankruptcy Code or otherwise transferred for no value.

Section 5.06.  The Post-Confirmation Debtor.  On the Effective Date, subject to Section 11.04, in connection with the retention of the Proceed Assets, the Post-Confirmation Debtor shall retain any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) retained by the Post-Confirmation Debtor.  The Legal Representative, and the Debtor and the Post-Confirmation Debtor are authorized and directed to take all necessary actions to effectuate the retention of such privileges.  The Legal Representative shall administer the Proceed Assets as provided in Section 5.04.  Subject to Section 6.09, the Legal Representative shall retain and preserve all Proceed Assets for enforcement, prosecution and settlement in accordance with Section 1123(b)(3)(B) and 1145(a)(1) of the Bankruptcy Code and shall transfer any proceeds from the Proceed Assets, net of any applicable tax liability accruing to the Legal Representative and/or the Post-Confirmation Debtor as a result of the collection of such proceeds, to the Trust.

Section 5.07.  Funding Expenses For The Trust and the Post-Confirmation Debtor.  As may be more fully described in the Trust Agreement, any Cash in the Trust shall be applied, first, to payment to the Trustee to the extent he is entitled to compensation under the Trust Agreement and for reasonable and necessary out of pocket expenses incurred by him in fulfilling the obligations set forth in the Plan and the Trust Agreement; second, for reasonable costs, expenses and fees incurred by the Trustee in the administration of his duties or as contemplated pursuant to the Trust Agreement, including without limitation court-awarded contingency fees to counsel in the Class-Action Securities Suit; third, to fund any reserves set aside by the Trustee from time to time in his reasonable discretion based on assumptions reasonably based on information available to the Trustee at any such time and thereafter shall be available, as determined by the Trustee, for distribution to the Class Members and SoftBrands in accordance with the Trust Agreement.

Section 5.08.  Cancellation Of Common Stock, Options And Warrants.  On the Effective Date, except to the extent provided otherwise in this Plan or the Confirmation Order, all notes, instruments, certificates, and other documents which evidence the following shall be cancelled and deemed terminated: (i) the Interests, including all AremisSoft Common Stock, AremisSoft Options and AremisSoft Warrants (including without limitation all Interests held by Subordinated Entities) and (ii) any other Claim (including without limitation any Claims held by Subordinated Entities), except Claims explicitly preserved by this Plan.

Section 5.09.  Corporate Action Of The Debtor.  Upon the entry of the Confirmation Order by the Bankruptcy Court, all matters provided under this Plan involving the corporate structure of the Debtor or otherwise requiring the approval of the Debtor’s board of directors or shareholders shall be deemed authorized and approved without any requirement of further action by the Debtor, the Debtor’s shareholders or the Debtor’s board of directors.  The Legal Representative shall be deemed authorized to take all further actions for the Post-Confirmation Debtor with respect to the Proceed Assets.  On the Effective Date, the transfer of the Causes of Action and right, title and interest to the proceeds of the Proceed Assets to the Trust, adoption of the Trust Agreement and the selection of the Trustee shall be authorized and approved in all respects (subject to the provisions of this Plan and the Trust Agreement).  All matters provided for in this Plan involving the structure of the Trust, and any action required by the Trust in connection with this Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor or the Trustee.  On the Effective Date, the appropriate officers of the Debtor and members of the board of directors of the Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by this Plan.

Section 5.10.  Corporate Governance, Directors And Officers, And Corporate Action Of SoftBrands.

(a)                                  Certificate of Incorporation and By-Laws.

The SoftBrands Certificate of Incorporation and By-Laws will be in form and substance similar to Exhibits B and C.

(b)                                 Directors and Officers.

Pursuant to Section 1129(a)(5) of the Bankruptcy Code, the Debtor will disclose, on or prior to the Confirmation Date, the identity and affiliations of the directors and officers of SoftBrands.  The classification and composition of the board of directors of SoftBrands shall be consistent with the SoftBrands Certificate of Incorporation.  Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the SoftBrands Certificate of Incorporation and SoftBrands Bylaws and the Delaware General Corporation Law.

Section 5.11.  Appointment Of Trustee and Legal Representative.  The Confirmation Order shall approve the appointment of the Trustee and Legal Representative.  Thereafter, on the Effective Date, compliance with provisions of this Plan shall become the general responsibility of the Trustee with respect to the Trust Assets and the Legal Representative with respect to the Proceed Assets.  The Debtor will disclose, on or prior to the Confirmation Date, the identity and affiliations of the Trustee and the Legal Representative.  Except as otherwise required by this Plan or the Trust Agreement, neither the Trustee nor the Legal Representative shall be required to obtain Bankruptcy Court approval with respect to any proposed action or inaction other than any extraordinary action or to close or dissolve the Trust or the Post-Confirmation Debtor, as the case may be.

ARTICLE 6
Trust; The Trustee; Legal Representative

Section 6.01.  Generally.  The powers, authority, responsibilities and duties of the Trust and the Trustee are set forth in and shall be governed by the Trust Agreement.

Section 6.02.  Transfer Of Causes of Action.  The transfer of the Causes of Action and proceeds of the Proceed Assets to the Trust shall be made, as provided herein, for the benefit of the Class Members.  For all federal income tax purposes, all parties (including, without limitation, the Debtor, the Trustee and the Class Members) shall treat the transfer of the Causes of Action and the proceeds of the Proceed Assets by the Trust in accordance with the terms of this Plan as a transfer by the Debtor to the Class Members followed by a transfer by the Class Members to the Trust, and the Class Members shall be treated as the grantors and owners thereof.

Section 6.03.  Valuation Of Assets.  As soon as practicable after the Effective Date, but in no event later than the date required by applicable tax laws, the Legal Representative shall determine the value of the Causes of Action as of the Effective Date for federal income tax purposes.  The Legal Representative in his discretion may seek a valuation hearing before the Bankruptcy Court and may engage such professionals as he deems necessary or appropriate in connection with the valuation of the Causes of Action.  The valuation shall be used consistently by all parties (including the Debtor, the Trustee and the Class Members) for all federal income tax purposes.

Section 6.04.  Distribution; Withholding.  Payment of the SoftBrands Obligation and distributions to the Class Members by the Trustee from Net Trust Recoveries shall be made promptly following the receipt of any Trust Recoveries (as defined in the Trust Agreement) (and in any event no less frequently than annually); but the Trustee in his discretion may retain an amount reasonably necessary to maintain the value of the Trust Assets or to meet claims and contingent liabilities (including any disputed claims).  The Trustee may withhold from Cash distributable to any Person or Entity any amount, determined in the Trustee’s reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

Section 6.05.  Trust Implementation.  On the Effective Date and in accordance with the Plan of Allocation, the Class Members shall receive one-hundred percent (100%) of the Beneficial Interests in the Trust.  Holders of the Beneficial Interests shall be entitled to their respective pro-rata shares of ninety percent (90%) of Net Trust Recoveries pursuant to the Trust Agreement.  SoftBrands shall be entitled to receive payment of the SoftBrands Obligation.  All parties (including the Debtor, the Trustee, the Class Members and SoftBrands)

shall execute any documents or other instruments as necessary to cause the transfer of all of the Debtor’s right, title and interest in the Causes of Action and the proceeds of the Proceed Assets to the Trust in accordance with Section 5.04.  To the extent there is any inconsistency between this Plan and the Trust Agreement, the Trust Agreement shall control.

Section 6.06.  Termination Of Trust.  The Trust shall terminate no later than the fifth (5th) anniversary of the Effective Date; provided, however, that, on or prior to the date six (6) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Trust for a finite period, if such extension is necessary to the liquidation of the assets of the Trust.  Notwithstanding the foregoing, multiple extensions can be obtained so long as Bankruptcy Court approval is obtained at least six (6) months prior to the expiration of each extended term and the Trustee receives an opinion of counsel or a favorable ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Trust as a grantor trust for federal income tax purposes.

Section 6.07.  Termination Of Trustee.  The duties, responsibilities and powers of the Trustee shall terminate in accordance with the terms of the Trust Agreement.

Section 6.08.  Exculpation; Indemnification.  From and after the Effective Date, the Trustee, the Trust, the Legal Representative, the Trust’s employees and each of their professionals and representatives shall be and hereby are exculpated by all Persons and Entities, including, without limitation, Holders of Claims and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Entities by this Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of this Plan, or applicable law, or otherwise, except only for actions or omissions to act to the extent determined by a Final Order of a court of competent jurisdiction to be due to their own respective gross negligence or willful misconduct from and after the Effective Date.  Any act or omission taken with the approval of the Bankruptcy Court shall be conclusively deemed not to constitute gross negligence or willful misconduct.  No Holder of a Claim or other party in interest shall have or pursue any claim or cause of action against the Trustee, Legal Representative, the Trust, the Trust’s employees or any of their professionals or representatives for making payments in accordance with this Plan or for implementing the provisions of this Plan.  The Trust shall indemnify, defend and hold harmless the Trustee and the Trust’s employees, and each of their professionals and representatives from and against any and all claims, causes of action, liabilities, losses, damages and expenses (including attorneys’ fees and expenses) (except to the extent determined by a Final Order of a court of competent jurisdiction to be due to their own respective gross negligence or willful misconduct) to the fullest extent permitted by applicable law.  Except in his capacity as the Legal Representative, the Trustee shall not be deemed a successor of the Debtor and any liability resulting from such successor capacity shall be solely the responsibility of the Post-Confirmation Debtor.  The

Trustee and the Trust shall be authorized to obtain (by using Cash in the Trust) bonding and/or insurance coverage with respect to the responsibilities, liabilities and obligations of the Trustee, Legal Representative and the Trust and those Entities hired by the Trustee and the Trust to discharge such responsibilities, liabilities and obligations.

Section 6.09.  Legal Representative.  The Trustee shall serve as Legal Representative.  The Legal Representative’s general powers, duties and protections shall be the same as those of the Trustee under the Trust Agreement, and the Legal Representative shall have the same power to abandon, settle, or decline to pursue Proceed Assets as the Trustee has with respect to Trust Assets.  The Legal Representative’s compensation will be included in the Trustee’s compensation under the Trust Agreement and shall be paid by the Trust.

ARTICLE 7
Treatment Of Executory Contracts And Unexpired Leases

Section 7.01.  Rejection Of Executory Contracts And Unexpired Leases.  Immediately prior to the Effective Date, other than the D&O Insurance Policies which shall be assumed, all executory contracts or unexpired leases of the Debtor shall be deemed rejected by the Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been assumed by order of the Bankruptcy Court, (2) are the subject of a motion to assume or reject pending on the Effective Date (which shall thereafter be rejected, assumed, assumed and assigned, or otherwise treated in accordance with orders disposing of such motions), (3) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, as to be assumed, or (4) are assumed pursuant to the terms of this Plan.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Any and all reimbursements made under the D&O Insurance Policies on account of defense costs paid by AremisSoft and/or SoftBrands before or after the Petition Date shall be paid directly to SoftBrands regardless of whether such reimbursements are made before or after the Confirmation Date.

Section 7.02.  Claims Based On Rejection Of Executory Contracts Or Unexpired Leases. All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection.  Such Claims (other than those held of record or Beneficially by Subordinated Entities) shall be treated as though they are Class 2 Claims. Any such Claims held of record or Beneficially by Subordinated Entities shall be treated as Class 4 Claims.  Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such time will be forever barred from assertion against the Debtor, the Trust or the Estate and its property unless otherwise ordered by the Bankruptcy Court or provided in this Plan.

Section 7.03.  Indemnification Of Directors, Officers And Employees.  The obligations of the Debtor to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person’s or Entity’s service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtor’s constituent documents, by specific agreement with the Debtor or under applicable state law hereby are deemed and treated as executory contracts and are hereby rejected by the Debtor pursuant to this Plan and sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.  After the Effective Date, the Trust and SoftBrands shall pay D&O Defense and Indemnity Costs except that (a) SoftBrands shall not be obligated at any time to pay any D&O Defense and Indemnity Costs to the extent, if any, that such payment at such time would exceed the amount of the SoftBrands Obligation actually collected as of such date and (b) the Trust shall pay D&O Defense and Indemnity Costs (i) up to $24 million if such costs arise directly from an action commenced by the Trustee or the Legal Representative on behalf of the Trust or from the Class-Action Securities Suit and the D&O Released Persons have been impleaded as third-party defendants, (ii) up to $1 million if such costs arise from defense of an action not commenced by the Legal Representative or the Trustee on behalf of the Trust and (iii) to the extent such costs exceed the SoftBrands Obligation actually paid by the Trust as of such date but in no event shall the Trust pay more than $25 million on account of D&O Defense and Indemnity Costs or pay any D&O Defense and Indemnity Costs related to actions commenced against D&O Released Persons after May 16, 2004; provided, however, that (x) the D&O Released Persons may not enforce the indemnity obligation if it will cause the Trust or SoftBrands to be insolvent (provided further, however, that any such obligation that would cause the Trust or SoftBrands to become insolvent shall be carried forward as an obligation of the Trust or SoftBrands, as the case may be, and shall be paid prior to any further distribution from the Trust to SoftBrands or the beneficiaries of the Trust when such payment would not cause the same to become insolvent), and (y) neither the Trust’s nor SoftBrands’ obligation to pay D&O Defense and Indemnity Costs shall in any way be construed as a hold harmless obligation or a duty to defend.  To the extent that the Trust pays D&O Defense and Indemnity Costs prior to the final payment of the SoftBrands Obligation, the Trustee shall deduct from any payment of the SoftBrands Obligation an amount equal to any unreimbursed D&O Defense and Indemnity Costs so paid by the Trust.

Section 7.04.  Compensation And Benefit Programs. Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtor applicable to its employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans are treated as executory contracts under this Plan and on the Effective Date are hereby rejected pursuant to the provisions of sections 365 of the Bankruptcy Code.

ARTICLE 8
Provisions Governing Distributions

Section 8.01.  Distributions For Claims Or Interests Allowed As Of The Effective Date.

(a)                                  Except as otherwise provided in this Article 8 or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims or Interests that are Allowed as of the Effective Date and are entitled to receive distributions under this Plan shall be made on the Effective Date, or as soon as practicable thereafter.  The Class Representative shall have the option (exercisable in writing) to have all or any portion of the SoftBrands Common Stock to be distributed to the Class Members issued to the Class Representative to be held in escrow.  Subject to the provisions of Section 5.03, distributions on account of Claims or Interests that become Allowed Claims or Allowed Interests, as the case may be, after the Effective Date shall be made pursuant to Section 8.02 and Section 9.03 below.

(b)                                 Prior to receiving any distribution on account of any Allowed Claim or Allowed Interest which distribution (in the aggregate including all prior distributions to the same Holder or one or more of their affiliates) exceeds $10,000 or 1,000 shares of SoftBrands Common Stock, other than the Class Representative, who shall not be required to comply with this Section 8.02(b), each Holder of an Allowed Claim or an Allowed Interest shall execute a certificate in the form attached as Exhibit D, certifying that such Holder is not a Subordinated Entity and shall surrender certificates for AremisSoft Common Stock as described in Section 8.06.

Section 8.02.  Delivery And Distributions And Undeliverable Or Unclaimed Distributions.

(a)                                  Delivery of Distributions in General.

Distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated on records of the Debtor.  Distributions to Holders of Allowed Interests shall be made, to the extent available, at the address of the Holder of such Interests indicated on records of the Debtor, otherwise distributions will be made to the record holders of Allowed Interests along with a request to forward the materials to beneficial owners.

(b)                                 Undeliverable Distributions.

(i)                                     Holding of Undeliverable Distributions. If any Allowed Claim or Allowed Interest Holder’s distribution is returned to a Disbursing Party as undeliverable, no further distributions shall be made to such Holder unless and until such Disbursing Party is notified in writing of such

Holder’s then-current address.  Undeliverable distributions shall remain in the possession of such Disbursing Party pursuant to this Section 8.02 until such time as a distribution becomes deliverable.  Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind.

(ii)                                  After Distributions Become Deliverable. Within 20 days after the end of each calendar quarter following the Effective Date, a Disbursing Party shall make all distributions that become deliverable during the preceding calendar quarter.

(iii)                               Failure to Claim Undeliverable Distributions.  In an effort to ensure that all Holders of Allowed Claims and all Holders of Allowed Interests receive their allocated distributions, a Disbursing Party shall file with the Bankruptcy Court, a listing of holders of unclaimed distributions.  This list shall be maintained for as long as the Bankruptcy Case stays open.  Any Holder of an Allowed Claim or an Allowed Interest who does not assert a Claim or Interest pursuant to this Plan for an undeliverable distribution within eleven months after the Effective Date shall have such Claim or Interest for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim or Interest against a Disbursing Party or their property.  In such cases, (x) any Cash held for distribution on account of such Claims shall be property of SoftBrands, (y) any SoftBrands Common Stock held for distribution on account of such Interests shall be distributed to Holders of Allowed Class 5 Claims in the manner described in Section 9.05 and (z) any Beneficial Interests shall be property of the Trust.  Nothing contained in this Plan shall require a Disbursing Party to attempt to locate any Holder of an Allowed Claim or an Allowed Interest.

Section 8.03.  Distribution Record Date.  As of the close of business on the Distribution Record Date, the transfer register for AremisSoft Common Stock shall be closed and the transfer of AremisSoft Common Stock, or any interest therein, shall be prohibited.  Moreover, neither the Debtor nor any Disbursing Party shall have any obligation to recognize any transfer of AremisSoft Common Stock occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

Section 8.04.  Timing And Calculation Of Amounts To Be Distributed.  Unless otherwise provided for in Article 3 or Article 9 or agreed to by the Holder of a Claim or Interest and the Debtor, on the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Claim against or an Allowed Interest in the Debtor shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Allowed Interests in the applicable Class.  Beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, subject to Section 5.03 and pursuant to Section 9.03 below, to Holders of Disputed Claims or Disputed Interests in any such Class (other than Class 3) whose Claims or Interests were allowed during the preceding calendar quarter.  Such quarterly distributions shall also be in the full amount that this Plan provides for Allowed Claims or Allowed Interests in such applicable Class.

Section 8.05.  Setoffs.  A Disbursing Party may, pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtor may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by a Disbursing Party of any such claims, rights and causes of action that the Debtor may possess against such Holder.

Section 8.06.  Surrender of AremisSoft Common Stock.  As a condition to receiving any distribution pursuant to this Plan on account of an Allowed Interest, the Holder of such Interest shall (i) surrender the certificates for the AremisSoft Common Stock evidencing such Interest to a Disbursing Party in accordance with written instructions to be provided to such Holders by such Disbursing Party and (ii) comply with the provisions of Section 8.01(b).  Any shares of SoftBrands Common Stock to be distributed pursuant to this Plan on account of such Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 8.02 of this Plan.  Any Holder of an Allowed Interest evidenced by AremisSoft Common Stock that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such AremisSoft Common Stock, deliver to the Disbursing Party: (i) evidence reasonably satisfactory to such Disbursing Party of the theft, loss, mutilation or destruction; and (ii) such security or indemnity as may be required by such Disbursing Party to hold such Disbursing Party harmless from any damages, liabilities or costs incurred in treating such Person as a Holder of an Allowed Interest.

Section 8.07.  Fractional Interests.  No fractional shares of SoftBrands Common Stock will be issued to the Class Members or Holders of Allowed Interests in Class 5.  Shares of SoftBrands Common Stock will be rounded to the next greater or next lower number of shares of SoftBrands Common Stock, as follows: (a) fractions of 1/2 or greater will be rounded to the next higher whole number, and (b) fractions of less than 1/2 will be rounded to the next lower whole number.  Any fractional Interest of less than 1/2  will be rounded to zero, and, accordingly, extinguish the distribution of Interests to any such Holder of an Allowed Interest in Class 5.

ARTICLE 9
Procedures For Resolving Disputed Claims and Interests

Section 9.01.  Prosecution Of Objections To Claims And Interests.  After the Confirmation Date, any Disbursing Party (and with respect to objections to Claims (except Class 3 Claims), SoftBrands and with respect to Claims related to Proceed Assets or Causes of Action, the Trustee) shall have the exclusive authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests.  From and after the Confirmation Date, such parties may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court.  Any objections to Claims or Interests must be made before the date that is sixty (60) days after the Effective Date.  No objection need be made by the Debtor with respect to any Claims or Interests that may be asserted by Subordinated Entities, such Claims and Interests being permanently enjoined pursuant to Section 11.06.

Section 9.02.  Estimation Of Claims.  Any Disbursing Party, SoftBrands or the Trustee may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim or Administrative Claim pursuant to Section 502(c) of the Bankruptcy Code or other applicable law regardless of whether the Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim or Administrative Claim at any time during litigation concerning any objection to any Claim or Administrative Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Administrative Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim or Administrative Claim, such Disbursing Party or SoftBrands or the Trustee may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims or Administrative Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims or Administrative Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

Section 9.03.  Payments And Distributions On Disputed Claims Or Disputed Interests.  Notwithstanding any provision in this Plan to the contrary, except as otherwise agreed by the Legal Representative, no partial payments and no partial distributions will be made with respect to a Disputed Claim or Disputed Interest until the resolution of such disputes by settlement or Final Order and the Disputed Claim or Disputed Interest, or some portion thereof, has become an Allowed Claim or an Allowed Interest, as the case may be.

Section 9.04.  Reserves. On the Effective Date, the Debtor shall establish the Disputed Interest Reserve by withholding from the initial distribution an amount of SoftBrands Common Stock calculated as if all Class 5 Interests were

Allowed Class 5 Interests in an amount equal to one hundred percent (100%) of the distributions to which holders of Disputed Class 5 Interests would be entitled if their Interests were allowed in the Disputed Interest Amount.  The Post-Confirmation Debtor shall administer the Administrative Claim Reserve, the Disputed Claims Reserve, the Unsecured Claims Reserve and the Disputed Interest Reserve.  The Post-Confirmation Debtor (and with respect to modifications of Disputed Claim Amounts, SoftBrands or the Trustee, as the case may be) shall have the right to file a motion seeking to modify any Disputed Claim Amounts or Disputed Interest Amounts.

Section 9.05.  Distributions After Allowance.  The Post-Confirmation Debtor shall make payments and distributions from the Disputed Claims Reserve or the Disputed Interest Reserve, as appropriate, to the holder of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest, as soon as practicable after the date such Disputed Claim or Disputed Interest becomes an Allowed Claim or an Allowed Interest.  Such distributions shall be based upon the cumulative distributions that would have been made to the Holder of such Claim or Interest under this Plan if the Disputed Claim or Interest had been Allowed on the Effective Date.  For the purposes of the initial distribution and subsequent distributions of the SoftBrands Common Stock, “pro rata” means, at any given time, the proportion that the number of shares of AremisSoft Common Stock that represents an Allowed Class 5 Interest bears to the sum of (x) the aggregate number of shares of AremisSoft Common Stock that represents all Allowed Class 5 Interests and (y) the Disputed Interest Amount.  After a Final Order has been entered, or other final resolution has been reached with respect to each Disputed Claim, any Cash that remains in the Disputed Claims Reserve shall be transferred to SoftBrands.  After a Final Order has been entered, or other final resolution has been reached with respect to each Disputed Interest, any SoftBrands Common Stock that remains in the Disputed Interest Reserve shall be distributed pro rata to holders of Allowed Class 5 Interests.

ARTICLE 10
Conditions Precedent To Effectiveness of this Plan

Section 10.01.  Conditions Precedent To Effectiveness.  The Effective Date shall not occur until each of the following conditions shall have been satisfied or waived pursuant to the provisions of Section 10.02:

(a)                                  the 9019 Settlement shall have been approved by the Class-Action Court and the Bankruptcy Court in all respects and the order approving the 9019 Settlement shall contain the necessary findings of fact and conclusions of law as determined by the Debtor and the Class Representative;

(b)                                 the Confirmation Order shall order that the plaintiff in the Derivative Suit shall dismiss such suit with prejudice and that the Trust shall be vested with the right to pursue any claims that form the basis of the Derivative Suit;

(c)                                  the Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Debtor and the Class Representative;

(d)                                 the Confirmation Order shall have become a Final Order;

(e)                                  the Confirmation Order shall provide that the Trust receives all right, title and interest in the Transferred Assets free and clear of liens, claims and encumbrances of every kind or nature, including but not limited to any claims, liens, encumbrances or interests of any taxing authority, whether state, federal, local or other, for any taxes due from the Debtor, the Post-Confirmation Debtor, SoftBrands or any Affiliated Entity thereof, except for the right of SoftBrands to receive payment from the Trust of the SoftBrands Obligation;

(f)                                    the Confirmation Order shall order an injunction substantially similar to Section 11.06;

(g)                                 the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from challenging the classification and manner of satisfying all Claims and Interests under this Plan pursuant to Section 11.02;

(h)                                 there shall be, in the reasonable judgment of the Debtor, only a de minimis number of Opting-Out Class Members;

(i)                                     all other actions and documents necessary to implement this Plan shall have been effected or executed, including the Trust Agreement; and

(j)                                     as reasonably determined by SoftBrands within its business judgment, SoftBrands shall have sufficient Cash to effect the transfers in Section 5.03.

Section 10.02.  Waiver Of Conditions.  The Debtor, with consent of the Class Representative, may waive any of the conditions set forth in Section 10.01, except Section 10.01(a), Section 10.01(c) and Section 10.01(e), at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate this Plan.

Section 10.03.  Effect Of Vacation Of Confirmation Order.  If the Confirmation Order is vacated, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (l) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor; (2) prejudice in any manner the rights of the Debtor, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtor in any respect.

ARTICLE 11
Effect of Plan Confirmation

Section 11.01.  Binding Effect.  This Plan shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Post-Confirmation Debtor and the Trust.

Section 11.02.  Classification and Enforceability of Claims and Interests.  The classification and manner of satisfying all Claims and Interests and the respective distributions and treatments under this Plan take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, Section 510 of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to this Plan.

Section 11.03.  Limited Releases By The Debtor.  Except as otherwise specifically provided in this Plan, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor in its individual capacity and as debtor-in-possession, shall be deemed to forever release, waive and discharge each of the D&O Released Persons from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of a Holder of any Claim or Interest or other Person or Entity, based in whole or in part upon any act or omission, fact, representation, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except for claims or liabilities (i) in respect of any loan, advance or similar payment by the Debtor or its subsidiaries to any such Person, or (ii) in respect of any contractual obligation owed by such Person to the Debtor or its subsidiaries.

Section 11.04.  Preservation Of Rights Of Action.  In accordance with Section 1123(b) of the Bankruptcy Code, the Trust or the Post-Confirmation Debtor shall exclusively enforce any claims, rights and Causes of Action or Proceed Assets, as the case may be, that the Debtor or the Estate may hold against any Person or Entity that are not released or discharged by or pursuant to this Plan.  The Trust or the Post-Confirmation Debtor, as the case may be, may pursue such transferred claims, rights and Causes of Action, as appropriate, in accordance with the best interests of the Trust or the Post-Confirmation Debtor, as the case may be.  All Causes of Action, including Bankruptcy Causes of Action, rights or avoidance actions, claims, rights or Causes of Action against a Subordinated Entity, anyone acting in concert therewith, whether known or unknown, any defendant in the Class-Action Securities Suit, or the Derivative Suit, or against any Entity arising from the same, similar or related operative facts which have been or may be brought, are preserved for the Trust or the Post-

Confirmation Debtor, as the case may be.  Notwithstanding the foregoing, neither the Trust nor the Post-Confirmation Debtor may bring any Cause of Action, or seek any relief from, any D&O Released Person.

Section 11.05.  Exculpation.  The Debtor, SoftBrands, the D&O Released Persons, any official committees formed hereunder, the Legal Representative and the Trustee and their respective advisors, attorneys, agents or any professionals retained by them (acting in such capacity) shall neither have nor incur any liability to, or be subject to any right of action by, any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or effectiveness of this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan, or any other act taken or omitted to be taken in connection with the Chapter 11 Case; provided, however, that the foregoing provisions of this Section 11.05 shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

Section 11.06.  Injunction.  Except as otherwise provided in this Plan, from and after the Confirmation Date, all Persons and Entities that have held, currently hold or may hold a Claim (including a Subordinated Claim) or other debt or liability or an Interest (including a Subordinated Interest) or other right of an equity security holder that is terminated under this Plan are forbidden from taking any of the following actions against the Debtor, SoftBrands, the Trust, the Post-Confirmation Debtor, the Estate or their respective property on account of any such Claims (including Subordinated Claims) or other debts, liabilities or Interests (including Subordinated Interests) or other terminated equity interests or rights: (a) commencing or continuing in any manner, any suit, action or other proceeding on account of or respecting any claim, obligation, debt, right, cause of action, remedy or liability released or to be released pursuant to this Article 11; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor; (d) creating, perfecting or enforcing any lien or encumbrance,  and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of this Plan or the Bankruptcy Code, provided, however, that the foregoing injunction shall not be applicable to the SEC, and shall not be construed in any manner to enjoin or impair the SEC from enforcing the SEC Settlement.

ARTICLE 12
Retention Of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the

Chapter 11 Case after the Effective Date as legally permissible, including jurisdiction to:

(a)                                  allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim or Priority Tax Claim and the resolution of any and all objections to the allowance or priority of Claims and Interests;

(b)                                 grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date;

(c)                                  resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtor are parties or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article 7 above to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

(d)                                 ensure that distributions to Holders of Allowed Claims and Holders of Allowed Interests are accomplished pursuant to the provisions of this Plan, including ruling on any motion Filed pursuant to Article 8;

(e)                                  decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

(f)                                    decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Legal Representative, the Trustee or the Trust after the Effective Date, including but not limited to any applications to value the Causes of Action or Proceed Assets in accordance with Section 505 of the Bankruptcy Code and any proceedings involving SoftBrands’s obligations under Section 5.03;

(g)                                 enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with this Plan or the Disclosure Statement;

(h)                                 resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person’s or Entity’s obligations incurred in connection with this Plan;

(i)                                     issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any

Person or Entity with Consummation or enforcement of this Plan, except as otherwise provided herein;

(j)                                     resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article 11 and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

(k)                                  enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(l)                                     determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan or the Disclosure Statement; and

(m)                               enter an order and/or final decree concluding the Chapter 11 Case.

ARTICLE 13
Miscellaneous Provisions

Section 13.01.  Bar Date For Administrative Claims.  The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims, which date will be thirty (30) days after the Effective Date.  Holders of Administrative Claims (other than Professional Fees) not paid prior to the Effective Date must submit proofs of Claim on or before such Administrative Claims Bar Date or be forever barred from doing so.  The notice of Confirmation to be delivered pursuant to the Solicitation Procedures Order will set forth such date and constitute notice of this Administrative Claims Bar Date.  The Debtor or the Post-Confirmation Debtor, as the case may be, will have thirty (30) days (or such longer period as the Bankruptcy Court may allow) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

Section 13.02.  Payment Of Statutory Fees.  All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to Section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.  Any such fees accrued after the Effective Date will constitute an Allowed Administrative Claim and be treated in accordance with Section 2.01.

Section 13.03.  Amendment Or Modification Of Plan.  Subject to the limitations contained herein, (1) the Debtor and SoftBrands reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Debtor or the Trustee, in accordance with the Trust Agreement, as the case may be, may, upon order of the Bankruptcy Court, amend or modify this Plan, in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan as long as such amendment does not adversely affect the treatment of holders of Class 3 Claims or Class 5 Interests under this Plan; provided, however, that prior notice of any proceedings relating to any such amendment be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court and the Class Representative shall have the sole and exclusive right to determine if an amendment affects the treatment of Class Members.  To the extent the Debtor or SoftBrands disagrees with the Class Representative’s determination, it may seek a court authorized modification.

Section 13.04.  Delivery Of Certain Financial Information.  SoftBrands shall deliver to the Trustee, the Class Representative, and the Equity Committee, (i) SoftBrands’s quarterly consolidated balance sheets for the first three fiscal quarters in each fiscal year and on a quarterly basis (for the first three fiscal quarters in each fiscal year) the related consolidated statements of income and cash flows (within 45 days after the end of each of the first three fiscal quarters), and (ii) SoftBrands’s audited consolidated balance sheets and audited consolidated statements of income and cash flows for each fiscal year (within 90 days after the end of such fiscal year) and any other available information and financial data concerning SoftBrands and its subsidiaries as the Trustee or the Class Representative may reasonably request.  The requirements of this Section 13.04 shall terminate on the date SoftBrands becomes a reporting company under the Securities Exchange Act of 1934, as amended.  SoftBrands will keep, and will cause its subsidiaries to keep, true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

Section 13.05.  Indemnification and Hold Harmless Against Allowed Priority Tax Claims.  SoftBrands shall indemnify and hold harmless the Trust, the Trustee, the Class Members and the Interest Holders against and from any liability, damages, obligations and losses (including reasonable attorneys’ fees) attributable to any Allowed Priority Tax Claim and SoftBrands shall not seek contribution from the Trust, the Trustee, any of the Class Members or any of the Interest Holders or seek to enforce any rights of subrogation which it may have against the Trust, the Trustee, any of the Class Members or any of the Interest Holders in respect of any Allowed Priority Tax Claim.

Section 13.06.  Survival of the Equity Committee.  The Equity Committee shall continue in existence, and survive subsequent to the entry of the Confirmation Order for a period of 90 days to fulfill its functions and duties with respect to this Plan and the Trust, and shall have full authority to act, appear, and be heard before the Bankruptcy Court or any other court, administrative body, tribunal or otherwise with respect to the implementation and consummation of this Plan and the Trust.  Fulbright & Jaworski L.L.P. (“F&J”) may continue to act as counsel for the Equity Committee post-confirmation.  The Trustee has the right to retain counsel to represent the Trust.  The Trustee may seek the retention of F&J.  Accordingly, for the 90 day period that the Committee remains in existence, F&J may represent both the Committee and the Trustee.

Section 13.07.  Final Decree.  The Debtor shall obtain the consent of the Trustee prior to the submission of a Final Decree for entry by the Bankruptcy Court, and entry of a final decree without consent of the Trustee shall be a nullity.

Section 13.08.  Revocation Of Plan.  The Debtor and SoftBrands reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw this Plan.  In the event of a withdrawal of this Plan, nothing contained herein shall be deemed an admission by the Debtor or SoftBrands.

Section 13.09.  Successors And Assigns.  The rights, benefits and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

Section 13.10.  Reservation Of Rights.  Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Debtor with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

Section 13.11.  Section 1146 Exemption.  Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under this Plan, or the making or delivery of an instrument of transfer under this Plan may not be taxed under any law imposing a stamp tax or similar tax.

Section 13.12.  Actions By The Class Representative.  Lead counsel to the Class Members (Schiffrin & Barroway LLP) shall have the sole authority to take all actions the Class Representative is authorized to take under this Plan.

Section 13.13.  Compliance With Tax Requirements.  In connection with the consummation of this Plan, the Debtor, the Legal Representative, the Post-Confirmation Debtor, the Trustee and the Trust, as applicable, shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

Section 13.14.  Further Assurances..  The Debtor and all Holders of Claims or Interests receiving distributions under this Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

Section 13.15.  Service Of Documents..  Any pleading, notice or other document required by this Plan to be served on or delivered to the Debtor shall be sent by first class U.S. mail, postage prepaid to:

AremisSoft Corporation

Two Meridian Crossing, Suite 800

Minneapolis, MN 55426

Attn: David Latzke, Chief Financial Officer

with copies to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attn: Stephen H. Case, Esq.

Attn: Kurt M. Hoffman, Esq.

and

Wollmuth Maher & Deutsch, LLP

One Gateway Center

Newark, New Jersey 07102

Attn: Paul DeFilippo, Esq.

Attn: James N. Lawlor, Esq.

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402

Attn: John C. Thomas, Esq.

Attn: Chris Lenhart, Esq.

Fulbright & Jaworski L.L.P.
Hal M. Hirsch
David L. Barrack
666 Fifth Avenue
New York, New York 10103

Section 13.16.  Filing Of Additional Documents.  On or before the Effective Date, the Debtor and SoftBrands may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

Respectfully Submitted,

AremisSoft Corporation

By:	/s/ David G. Latzke
Name: David G. Latzke Title: Chief Financial Officer

SoftBrands, Inc.

By:	/s/ David G. Latzke
Name: David G. Latzke Title: Chief Financial Officer

Official Equity Committee of AremisSoft Corp.